Exhibit 5.1
April 5, 2006
American Reprographics Company
700 North Central, Suite 550
Glendale, CA 91203
re:	American Reprographics Company Registration Statement on Form S-3
Ladies and Gentlemen:
     At your request, we have examined the registration statement on Form S-3 (File No. 333-132530) filed with the Securities and Exchange Commission (the “Commission”) and Amendment No. 1 to the registration statement filed with the Commission (such registration statement, as amended by such amendment, the “Registration Statement”) relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by certain stockholders of the Company of up to 7,000,000 shares of Common Stock.
     The offering of the Common Stock will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Common Stock.
     We have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

     Based on and subject to the foregoing, we are of the opinion that (a) the 6,800,000 shares of currently issued and outstanding Common Stock to be sold by such stockholders are, as of the date hereof, validly authorized, legally issued, fully paid and nonassessable, and (b) the 200,000 shares to be sold by Rahul Roy upon the exercise of outstanding stock options, when issued and sold in accordance with the Company’s 2005 Stock Plan, the Registration Statement on Form S-8 (File No. 333-122637) and the related prospectus, will be validly issued, fully paid and nonassessable.
     We express no opinion as to laws other than the laws of the State of Delaware with respect to the opinion set forth above, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
     We hereby consent to the reference to us under the heading “Validity of the Securities” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.
Very truly yours,
/s/ HANSON, BRIDGETT, MARCUS, VLAHOS & RUDY, LLP
HANSON, BRIDGETT, MARCUS, VLAHOS & RUDY, LLP